Exhibit 99.1

March 4, 2018

Dear Newell Brands Directors,

I am writing to notify the Board of my decision to resign, effective today. I am making a personal decision based on what I believe is the right decision for me at this time.

I am currently focused on what’s next for me professionally and, given the circumstances, and after a great deal of careful consideration, I have concluded that it is best for me to step down.

I have enjoyed working with the company on behalf of its shareholders over the past seven years and hope you will agree that I have worked tirelessly to add value, both as a Director and beyond.

While my resignation is for personal reasons, I wish the company, its employees and its shareholders the very best in the years to come.

Sincerely,

/s/ Kevin Conroy

Kevin Conroy